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                                                                     Exhibit 4.6







                        MILLENNIUM PHARMACEUTICALS, INC.

                                       and

                                U.S. BANK, N.A.,
                                   as Trustee

                                ----------------

                          SECOND SUPPLEMENTAL INDENTURE

                          DATED AS OF FEBRUARY 12, 2002

                                ----------------

                                  $300,000,000

             5.00% CONVERTIBLE SUBORDINATED NOTES DUE MARCH 1, 2007


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         SECOND SUPPLEMENTAL INDENTURE, dated as of February 12, 2002, between
Millennium Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called "Parent"), and U.S. Bank, N.A. (formerly known as Firstar Bank, N.A.), a national banking association, as Trustee (herein called the "Trustee").

         WHEREAS, pursuant to the Indenture dated as of February 24, 2000 (as amended, the "Indenture"), between COR Therapeutics, Inc. (the "Company") and the Trustee, the Company issued $300,000,000 aggregate principal amount of 5.00% Convertible Subordinated Notes due March 1, 2007 (the "Securities");

         WHEREAS, the Company, Parent and the Trustee have entered into a First Supplemental Indenture, dated as of February 12, 2002 (the "First Supplemental Indenture"), to the Indenture, which supplemental indenture provides (i) that the Securities shall be convertible into shares of Parent Common Stock, (ii) for adjustments of the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 11 of the Indenture, and
(iii) for a full and unconditional guarantee of the obligations of the Company under the Indenture and the Securities by Parent on the terms and conditions set forth therein;

         WHEREAS, pursuant to the Reorganization Agreement dated as of February 12, 2002 (the "Reorganization Agreement") among Parent and the Company, the Company has agreed to merge with and into Parent (the "Upstream Merger"), with Parent being the surviving corporation in the Upstream Merger;

         WHEREAS, Section 7.1 of the Indenture requires that, in connection with the Upstream Merger, Parent execute a supplemental indenture providing that Parent shall expressly assume all of the obligations of the Company under the Indenture and the Securities;

         WHEREAS, Section 8.1 of the Indenture provides that the Company, Parent and the Trustee may amend or supplement the Indenture or the Securities without notice to or consent of any Holder of Securities to, among other things, evidence the succession of another Person to the Company and the assumption by any such successor of the covenants and obligations of the Company herein and in the Securities; and

         WHEREAS, Parent has complied with all conditions precedent provided for in the Indenture relating to this Second Supplemental Indenture.

         NOW, THEREFORE, in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Securities, as follows:

                                  ARTICLE ONE

                                   DEFINITIONS

SECTION 1.1. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.


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SECTION 1.2. Section 1.1 of the Indenture is hereby amended to add the following definition:

         "Upstream Merger Effective Time" means the time at which the merger of the Company with and into Parent, with Parent as the surviving corporation, becomes effective.

                                  ARTICLE TWO

                                   ASSUMPTION

SECTION 2.1. Assumption. Parent hereby expressly assumes the due and punctual payment of the principal of, premium, if any, and interest (including Liquidated Damages, if any, payable pursuant to Section 9.11 of the Indenture) on all of the Securities as applicable, and the performance or observance of every covenant of the Indenture on the part of the Company to be performed or observed.

SECTION 2.2. Substitution of Parent. Pursuant to Section 7.2 of the Indenture, Parent shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if Parent had been named as the Company therein.

                                 ARTICLE THREE

                            TERMINATION OF GUARANTEE

SECTION 3.1. Termination of Guarantee. Pursuant to Section 3.4 of the First Supplemental Indenture, Articles III and IV of the First Supplemental Indenture, and all of Parent's rights and obligations set forth therein, shall terminate and no longer be effective upon the Upstream Merger Effective Time.

                                  ARTICLE FOUR

                      DELETION OF MISCELLANEOUS AMENDMENTS

SECTION 4.1. Deletion of Miscellaneous Amendments. Sections 5.1 through 5.4, inclusive, of the First Supplemental Indenture are hereby deleted in their entirety.

                                  ARTICLE FIVE

                   ACCEPTANCE OF SECOND SUPPLEMENTAL INDENTURE

SECTION 5.1. Trustee's Acceptance. The Trustee hereby accepts this Second Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.


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                                  ARTICLE SIX

                            MISCELLANEOUS PROVISIONS

SECTION 6.1. Effectiveness of Second Supplemental Indenture. This Second Supplemental Indenture shall be effective as of the Upstream Merger Effective Time.

SECTION 6.2. Effect of Second Supplemental Indenture. Upon the execution and delivery of this Second Supplemental Indenture by Parent and the Trustee, the Indenture, as amended by the First Supplemental Indenture, shall be supplemented and amended in accordance herewith, and this Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

SECTION 6.3. Indenture Remains in Full Force and Effect. Except as supplemented or amended hereby, all provisions in the Indenture shall remain in full force and effect.

SECTION 6.4. Incorporation of Indenture. All the provisions of this Second Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented and amended by the First Supplemental Indenture and this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

SECTION 6.5. Headings. The headings of the Articles and Sections of this Second Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

SECTION 6.6. Counterparts. This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 6.7. Conflict with Trust Indenture Act. If any provision of this Second Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under such Act to be a part of and govern this Second Supplemental Indenture, the latter provision shall control. If any provision of this Second Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Second Supplemental Indenture as so modified or to be excluded, as the case may be.

SECTION 6.8. Successors. All covenants and agreements in this Second Supplemental Indenture by Parent shall be binding upon and accrue to the benefit of its successors. All covenants and agreements in this Second Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.

SECTION 6.9. Separability Clause. In case any provision in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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SECTION 6.10. Benefits of Second Supplemental Indenture. Nothing in this Second
Supplemental Indenture, the First Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under this Second Supplemental Indenture, the First Supplemental Indenture, the Indenture or the Securities.

SECTION 6.11. Trustee Not Responsible for Recitals. The recitals herein contained are made by Parent, and not by the Trustee and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.

SECTION 6.12. Certain Duties and Responsibilities of the Trustee. In entering into this Second Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided, and the Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this Second Supplemental Indenture relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders of Securities upon the conversion of their Securities or to any adjustment to be made with respect thereto.

SECTION 6.13. GOVERNING LAW. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, THE UNITED STATES OF AMERICA, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.


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         IN WITNESS WHEREOF, the parties hereto have caused this Second
Supplemental Indenture to be duly executed, all as of the day and year first above written.


                              MILLENNIUM PHARMACEUTICALS, INC.
                              By:  /S/ KEVIN P. STARR
                                   ------------------------------------
                              Name:  Kevin P. Starr
                              Title:  Chief Operating Officer and
                                         Chief Financial Officer


                              U.S. BANK, N.A., Trustee
                              By:  /S/ FRANK P. LESLIE, III
                                   --------------------------------------
                              Name:  Frank P. Leslie, III
                              Title:  Vice President